UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
May 14, 2021
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices and Zip Code)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.10 per share	MU	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On May 14, 2021 (the “Closing Date”), Micron Technology, Inc. (the “Company”) entered into (i) a revolving credit agreement and (ii) a term loan agreement, and terminated its existing credit agreement, each as described below.

Revolving Credit Agreement

On the Closing Date, the Company entered into a Credit Agreement with HSBC Bank USA, N.A., as Administrative Agent, HSBC Securities (USA) Inc., as Sole Bookrunner and Joint Lead Arranger, Credit Agricole Corporate and Investment Bank, as Sustainability Structuring Agent, certain financial institutions as additional joint lead arrangers and certain financial institutions as lenders (the “Revolving Credit Agreement”). The Revolving Credit Agreement provides the Company with a committed $2.5 billion revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility includes a $200 million documentary credit sublimit for letters of credit and bank guarantees. The Revolving Credit Agreement also provides that, under certain circumstances, including compliance with the leverage ratio covenant described below, the Company may, with the agreement of the lenders providing any such incremental facility, add one or more incremental revolving facilities to increase commitments under the Revolving Credit Facility in an aggregate amount not to exceed $1 billion. As of the date of the filing of this Current Report, there are no borrowings outstanding under the Revolving Credit Agreement, and no subsidiaries of the Company are guarantors under the Revolving Credit Agreement. The proceeds of borrowings under the Revolving Credit Facility will be used for general corporate purposes.

The Revolving Credit Facility replaced the Company’s existing $2.5 billion revolving credit facility under the Company’s Existing Credit Agreement (as defined below), which was otherwise due to mature on July 3, 2023.

The Revolving Credit Facility is scheduled to mature on May 14, 2026 (the “Revolving Credit Facility Maturity Date”). The Company must repay the outstanding principal amount of any outstanding loans under the Revolving Credit Facility, together with all accrued but unpaid interest, fees and other obligations owing under the Revolving Credit Agreement, on the Revolving Credit Facility Maturity Date. The Company’s obligations under the Revolving Credit Agreement are unsecured (other than any requirement for the Company to provide cash collateral for outstanding documentary credits if an event of default occurs and is continuing).

Borrowings under the Revolving Credit Facility will bear interest, at the Company’s option, at LIBOR or at a “base rate” equal to the greatest of the prime rate, a rate based on the Federal Reserve Bank of New York’s federal funds rate or overnight bank funding rate, and LIBOR plus 1%, plus in either case an applicable interest rate margin varying depending on the Company’s corporate ratings. The additional interest rate margin for borrowings ranges from 1.00% to 1.75% per annum in the case of LIBOR borrowings and from 0.00% to 0.75% per annum in the case of base rate borrowings.

The Company will also pay commitment fees on the average daily unused portion of total commitments under the Revolving Credit Facility at an applicable rate varying depending on the Company’s corporate ratings. The applicable commitment fee rate ranges from 0.125% to 0.275%.

Under the Revolving Credit Facility, the interest rate margins and commitment fee are subject to upward or downward adjustments if the Company achieves, or fails to achieve, certain specified sustainability targets with respect to greenhouse gas emission intensity reduction, Responsible Business Alliance validated assessment program audit scores and waste diverted from landfills. Such upward or downward sustainability adjustments may be up to 0.05% per annum in the case of the interest rate margins and up to 0.01% per annum in the case of the commitment fee.

The Company is also required to pay other customary fees and costs in connection with the Revolving Credit Facility.

The Revolving Credit Agreement requires the Company to maintain, on a consolidated basis, a leverage ratio of total indebtedness to EBITDA, as defined in the Revolving Credit Agreement and calculated as of the last day of each fiscal quarter, not to exceed 3.25 to 1.00, subject to a temporary four fiscal quarter increase in such maximum ratio to 3.75 to 1.00 following certain material acquisitions.

The Revolving Credit Agreement contains representations and warranties, affirmative covenants and conditions precedent to borrowing usual and customary for credit agreements of this type. The Revolving Credit Agreement contains negative covenants that restrict, subject to certain exceptions, the ability of the Company and its restricted subsidiaries to:

•in the case of the Company, consolidate with or merge with or into, or sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of the properties, rights and assets of the Company and its restricted subsidiaries, taken as a whole, to another person;

•incur, guarantee, or otherwise become liable for any indebtedness secured by a lien;

•in the case of non-guarantor restricted subsidiaries, incur, guarantee, or otherwise become liable for any unsecured indebtedness; and

•enter into sale and lease-back transactions.

The Company and its restricted subsidiaries are permitted to incur, guarantee, or otherwise become liable for indebtedness, and to enter into sale and lease-back transactions, that would otherwise be prohibited under the negative covenants, in an aggregate amount equal to the greater of (x) $5.6 billion and (y) 15% of consolidated net tangible assets of the Company.

The Revolving Credit Agreement does not contain any covenant restricting the payment of dividends or the making of other restricted payments by the Company.

The following events are considered events of default under the Revolving Credit Agreement:

•the Company’s failure to pay principal of a loan under the Revolving Credit Agreement when due;

•the Company’s failure to pay (a) any interest or scheduled fees under the Revolving Credit Agreement for 5 business days after the date when due and (b) any other obligation under the Revolving Credit Agreement for 10 business days after the date when due;

•the Company’s failure to comply with the leverage ratio described above;

•the failure by the Company or any of its restricted subsidiaries to comply with any other agreement under the Revolving Credit Agreement for a period of 30 days after notice of breach;

•default under any indebtedness of the Company or a guarantor subsidiary that (a) either results from (i) failure to pay any principal of such indebtedness at its stated final maturity or (ii) a default with respect to another obligation under such indebtedness and such other default results in such indebtedness becoming due and payable before its stated maturity without such indebtedness having been discharged, cured, waived, rescinded, or annulled within 30 days and (b) the principal amount of which aggregates $100 million or more;

•certain events of bankruptcy, insolvency, or reorganization with respect to the Company or any of its significant subsidiaries;

•an ERISA event has occurred that would reasonably be expected to result in a material adverse effect; and

•any change of control of the Company.

If an event of default described above with respect to certain events of bankruptcy, insolvency or reorganization with respect to the Company occurs and is continuing, then the lending commitments under the Revolving Credit Agreement shall automatically terminate and the principal amount plus interest, fees, and other obligations then outstanding under the Revolving Credit Agreement will automatically become due and immediately payable and outstanding documentary credits will be required to be cash collateralized without any further action or notice. If any other event of default occurs and is continuing, then the administrative agent under the Revolving Credit Agreement may terminate the revolving commitments, require the Company to provide cash collateral for outstanding documentary credits, and/or accelerate the principal amount plus interest, fees, and other obligations then outstanding under the Revolving Credit Agreement to become due and immediately payable.

The lenders under the Revolving Credit Agreement and their affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with the Company or its affiliates, including the provision of investment banking, investment management, commercial banking and cash management services, foreign exchange hedging and equipment financing and leasing services.

Term Loan Agreement

On the Closing Date, the Company entered into a Term Loan Credit Agreement by and among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and Wells Fargo Securities, LLC, as Sole Bookrunner and Sole Lead Arranger, Credit Agricole Corporate and Investment Bank, as Sustainability Structuring Agent, and certain financial institutions as lenders (the “Term Loan Agreement”).

The Term Loan Agreement provides a committed loan facility (the “Term Loan Facility”) consisting of a term loan in an aggregate principal amount of up to $1.1875 billion (the “Term Loan”). The Term Loan was drawn in a single advance on the Closing Date and the proceeds of such advance were used to repay the outstanding term loan under the Company’s Existing Credit Agreement. As of the date of the filing of this Current Report, no subsidiaries of the Company are guarantors under the Term Loan Agreement.

The Term Loan Facility is scheduled to mature on October 30, 2024 (the “Term Loan Facility Maturity Date”). The Company must repay the outstanding principal amount of all loans under the Term Loan Facility, together with all accrued but unpaid interest, fees and other obligations owing under the Term Loan Agreement, on the Term Loan Facility Maturity Date. The Company’s obligations under the Term Loan Agreement are unsecured.
.
Borrowings under the Term Loan Facility will bear interest, at the Company’s option, at LIBOR or at a “base rate” equal to the greatest of the prime rate, a rate based on the Federal Reserve Bank of New York’s federal funds rate or overnight bank funding rate, and LIBOR plus 1%, plus in either case an applicable interest rate margin varying depending on the Company’s corporate ratings. The additional interest rate margin for borrowings ranges from 0.625% to 1.375% per annum in the case of LIBOR borrowings and from 0.00% to 0.375% per annum in the case of base rate borrowings.

Under the Term Loan Facility, the interest rate margins are subject to upward or downward adjustments if the Company achieves, or fails to achieve, certain specified sustainability targets with respect to greenhouse gas emission intensity reduction, Responsible Business Alliance validated assessment program audit scores and waste diverted from landfills. Such upward or downward sustainability adjustments in the interest rate margins may be up to 0.05% per annum.

The Company is also required to pay other customary fees and costs in connection with the Term Loan Facility.

The Term Loan Agreement contains substantially the same terms and conditions, including but not limited to, conditions precedent to borrowing, representations and warranties, affirmative and negative covenants, leverage ratio and events of default as the Revolving Credit Agreement.

The lenders under the Term Loan Agreement and their affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with the Company or its affiliates, including the provision of investment banking, investment management, commercial banking and cash management services, foreign exchange hedging, and equipment financing and leasing services.

Item 1.02.	Termination of a Material Definitive Agreement.

On the Closing Date, the Company terminated the Credit Agreement dated as of July 3, 2018 (as previously amended, the “Existing Credit Agreement”), by and among the Company, Micron Semiconductor Products, Inc., JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Joint Lead Arranger, and Joint Book Runner, and Wells Fargo Securities, LLC, as Lead Arranger for the incremental term loan. The financial institutions party to the Existing Credit Agreement are lenders under the Revolving Credit Agreement and/or the Term Loan

Agreement. The undrawn $2.5 billion revolving credit facility under the Existing Credit Agreement was replaced by the Revolving Credit Facility and the $1.1875 billion outstanding principal amount of the term loan under the Existing Credit Agreement was repaid with proceeds of the Term Loan. The description of the Existing Credit Agreement contained in Item 1.01 of the Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") by the Company on July 9, 2019 and Item 1.01 of the Current Report on Form 8-K filed with the SEC by the Company on July 3, 2018, is incorporated herein by reference. The Company incurred no material early termination penalties in connection with the termination of the Existing Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	May 17, 2021	By:	/s/ David A. Zinsner
		Name:	David A. Zinsner
		Title:	Senior Vice President and Chief Financial Officer